UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/19/2006

ABX AIR, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50368

DE	91-1091619
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

145 Hunter Drive, Wilmington, OH 45177
(Address of principal executive offices, including zip code)

(937) 382-5591
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

ABX Air, Inc. and DHL Network Operations (USA), Inc. ("DHL") are parties to an ACMI Service Agreement, dated August 15, 2003. Under the Agreement, ABX Air provides air cargo transportation services to DHL on a cost plus basis. The Agreement has an initial term of seven years. However, upon prior notice, DHL can terminate specific aircraft, add to, delete or modify the air routes ABX Air operates for DHL under the Agreement.

ABX Air and DHL are also parties to a Hub and Line-Haul Services Agreement, dated August 15, 2003, pursuant to which ABX Air provides staff to conduct package handling, package sorting, warehousing, as well as airport facilities and equipment maintenance services for DHL, also on a cost plus basis.

ABX Air reported today that it has been notified by DHL that 21 ABX aircraft (11 DC-9s and 10 DC-8s) will be released from dedicated service for DHL under the ACMI Service Agreement, effective in August 2006.

ABX Air had reported in November 2004 that DHL intended to remove 26 (16 DC-9s and 10 DC-8s) of the aircraft that ABX Air operates on DHL's behalf by the end of 2005 under the ACMI Service Agreement, some of which would be replaced by newer, larger, and more fuel efficient Boeing 767 aircraft.

Seven aircraft (three DC-9s and four DC-8s) have been removed from active service since that November 2004 announcement. The planned August 2006 reduction of 21 aircraft will bring to 28 the total number of aircraft released from service under the ACMI Service Agreement since November 2004. During the same period, ABX Air has added four Boeing 767 freighter aircraft into the DHL network.

Item 7.01.    Regulation FD Disclosure

On July 25, 2006, the Company issued a press release regarding the release of the aircraft described in Item 1.01. A copy of this press release is attached hereto as Exhibit 99.

Item 9.01.    Financial Statements and Exhibits

(c) Exhibits

Exhibit

No.             Description
______      _________
99.               Press Release Issued by ABX Air on July 25, 2006.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABX AIR, INC.

Date: July 25, 2006	By:	/s/ W. Joseph Payne
W. Joseph Payne
Vice President, General Counsel & Secretary

Exhibit Index

Exhibit No.	Description
EX-99.	ABX Air Notified of DHL Release of Aircraft